EXHIBIT 99

Chrysler Financial	Distribution Date: 08-Dec-05
DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Page 1 of 2

Payment Determination Statement Number	7
Distribution Date	08-Dec-05

Dates Covered	From and Including	To and Including
Collections Period	01-Nov-05	30-Nov-05
Accrual Period	08-Nov-05	07-Dec-05
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	106,905	1,692,417,239.53
Collections of Installment Principal		35,231,792.03
Collections Attributable to Full Payoffs		24,890,787.61
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,684,255.45

Pool Balance — End of Period	103,555	1,629,610,404.44

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,137,500,207.96
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		76.24%

Ending O/C Amount		153,352,375.20
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		110.39%

Cumulative Net Losses		5,795,873.62
Net Loss Ratio (3 mo. Weighted Avg.)		0.9970%
Cumulative Recovery Ratio		47.60%
60+ Days Delinquency Amount		6,851,966.15
Delinquency Ratio (3 mo. Weighted Avg.)		0.39010%

Weighted Average APR		6.839%
Weighted Average Remaining Term (months)		46.73
Weighted Average Seasoning (months)		17.05

Chrysler Financial	Distribution Date: 08-Dec-05
DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Page 2 of 2

Cash Sources
Collections of Installment Principal	35,231,792.03
Collections Attributable to Full Payoffs	24,890,787.61
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,345,993.17	Pool Balance	1,629,610,404.44
Collections of Interest	9,417,502.63	Yield Supplement O/C Amount	(75,654,584.19)

Investment Earnings	169,423.28	Adjusted Pool Balance	1,553,955,820.25
Reserve Account	5,005,000.00

Total Sources	76,060,498.72	Total Securities	1,476,258,029.24

		Adjusted O/C Amount	77,697,791.01

Cash Uses
Servicer Fee	1,410,347.70	Target Overcollateralization Amount	77,697,791.01
A Note Interest	4,871,838.94
Priority Principal Distribution Amount	0.00	O/C Release Period?	Yes
B Note Interest	221,000.00
Reserve Fund	5,005,000.00	O/C Release	3,208,545.62
Regular Principal Distribution Amount	61,343,766.46
Distribution to Certificateholders	3,208,545.62

Total Cash Uses	76,060,498.72

Administrative Payment
Total Principal and Interest Sources	76,060,498.72
Investment Earnings in Trust Account	(169,423.28)
Daily Collections Remitted	(72,929,835.12)
Cash Reserve in Trust Account	(5,005,000.00)
Servicer Fee (withheld)	(1,410,347.70)
O/C Release to Seller	(3,208,545.62)

Payment Due to/(from) Trust Account	(6,662,653.00)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face

Class A-1 402,000,000 @ 3.26%	0.00	0.00	0.00	0.0000000	0.00	0.0000000
Class A-2 620,000,000 @ 3.75%	557,601,795.70	496,258,029.24	61,343,766.46	98.9415588	1,742,505.61	2.8104929
Class A-3 680,000,000 @ 4.04%	680,000,000.00	680,000,000.00	0.00	0.0000000	2,289,333.33	3.3666667
Class A-4 240,000,000 @ 4.20%	240,000,000.00	240,000,000.00	0.00	0.0000000	840,000.00	3.5000000
Class B 60,000,000 @ 4.42%	60,000,000.00	60,000,000.00	0.00	0.0000000	221,000.00	3.6833333

Total Notes	1,537,601,795.70	1,476,258,029.24	61,343,766.46		5,092,838.94

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  30